Exhibit 99.1

FOR IMMEDIATE RELEASE	Ref: 10-03

Contact:	Tabitha Zane Vice President, Investor Relations 919-431-1529

Highwoods Properties Reports Fourth Quarter

and Year End 2009 Results

$0.60 FFO per Diluted Share for Fourth Quarter 2009

(Excluding Impairments on Non-Core Depreciable Assets)

$2.61 FFO per Diluted Share for Full Year 2009

(Excluding Impairments on Non-Core Depreciable Assets and Gains on Debt Extinguishment)

88.8% Year End Occupancy

Provides 2010 FFO Guidance of $2.31 to $2.49 per Diluted Share

Raleigh, NC – February 10, 2010 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast and NAIOP’s 2009 Developer of the Year, today reported unaudited financial and operational results for the fourth quarter and full year ended December 31, 2009.

Ed Fritsch, President and CEO stated, “2009 was a year of solid accomplishments. In particular, at the outset of 2009, we outlined a detailed liquidity plan designed to further enhance our financial flexibility and provide us with ample dry powder to grow our business. We are proud to have met all of our stated liquidity goals, including an upgrade by Moody’s Investors Service. These transactions further strengthened our balance sheet and today we have cash on hand, no borrowings on our new $400 million credit facility and only $138 million of debt maturing through year-end 2011.”

Highlights for the full year included:

•	Achieved $2.61 of FFO per diluted share, excluding impairments on non-core depreciable assets and gains on debt extinguishments.
•	Leased approximately 4.6 million square feet of first and second generation space, which compares favorably to 4.7 million square feet leased in 2008.
•	Delivered $95 million of new development, including two build-to-suit projects for the federal government.
•	Sold $88.8 million of non-core properties at an 8.5% average cap rate. These properties were, on average, 37 years old and 83.8% occupied.
•	Acquired a 93% occupied, Class A office building in the Westshore submarket of Tampa for a total investment of $24.7 million.
•	Raised $144 million through an underwritten equity offering.
•	Closed two secured loans totaling $162 million at a 7.1% weighted average interest rate.
•	Obtained a new, $400 million unsecured credit facility with a $50 million accordion feature.
•	Upgraded by Moody’s Investors Service.
•	Named 2009 NAIOP Developer of the Year.

Highwoods Properties

The Company provided 2010 Funds From Operations (FFO) guidance of $2.31 to $2.49 per diluted share reflecting the full year impact of the Company’s 2009 equity offering and other liquidity enhancing transactions completed last year. It does not include the impact of any projected dispositions or acquisitions that may occur during 2010.

“Our top priority in 2010 is leasing space. In all that we do, we will remain true to our long-term Strategic Plan as we continue to provide excellence in service to our customers, network with brokers, refine and execute on our acquisition wish lists and actively market our build-to-suit development expertise, all under the foundation of being good stewards of our shareholders’ capital,” added Mr. Fritsch.

Fourth Quarter and Full Year 2009 Financial Results

For full year 2009, net income available for common stockholders was $51.8 million, or $0.76 per diluted share, compared to net income available for common stockholders of $22.1 million, or $0.37 per diluted share, for full year 2008.

In the fourth quarter, the Company recorded a $13.5 million, non-cash impairment charge related to properties in the Triad. $6.1 million of the impairment charge related to two non-core office parks in Winston-Salem and $7.4 million related to a non-core industrial park in Greensboro. The office parks, Madison Park and Consolidated Center, consist of 11 office buildings encompassing 648,000 square feet that are, on average, 24 years old and 53% occupied. The Company noted that it previously recorded a $32.4 million impairment charge related to Madison Park and Consolidated Center in the fourth quarter of 2008. The non-core industrial park in Greensboro includes six buildings encompassing 836,500 square feet that are, on average, 25 years old and 55% occupied.

As a result of the non-cash impairment charges in the fourth quarters of 2009 and 2008, the Company reported a net loss available for common stockholders of $2.5 million, or $0.04 per diluted share, in the fourth quarter of 2009 and a net loss available for common stockholders of $15.0 million, or $0.24 per diluted share, in the fourth quarter of 2008.

Net income/(loss) for the three and twelve months ended December 31, 2009 and 2008 included the following:

	3 Months Ended 12/31/09		3 Months Ended 12/31/08
	(000)	Per Share	(000)	Per Share
Land sale gains net of (losses/impairments)	$—	$—	$(1,565)	$(0.02)
Lease termination income	380	0.01	216	0.00
Straight line rental income	1,250	0.02	701	0.01
Capitalized interest	580	0.01	1,399	0.02
Gains on for-sale residential condos, net of partner’s interest	393	0.01	4,301	0.06
Gains on sales of depreciable assets	846	0.01	6,685	0.10
Impairments of depreciable assets	(13,518)	(0.18)	(32,442)	(0.48)

Highwoods Properties

	12 Months Ended 12/31/09		12 Months Ended 12/31/08
	(000)	Per Share	(000)	Per Share
Land sale gains net of (losses/impairments)	$139	$0.00	$251	$0.00
Lease termination income	1,813	0.03	2,578	0.04
Straight line rental income	4,037	0.06	5,964	0.09
Capitalized interest	4,555	0.06	8,312	0.13
Gains on for-sale residential condos, net of partner’s interest	1,398	0.02	4,301	0.07
Preferred stock redemption/repurchase charges	—	—	(108)	0.00
Gains on sales of depreciable assets (1)	22,751	0.32	18,611	0.29
Gains on debt extinguishments	1,287	0.02	—	—
Gain on settlement of legal claim	1,050	0.01	—	—
Impairments of depreciable assets (2)	(14,094)	(0.20)	(32,442)	(0.51)

(1)	2009 includes $781,000, or $0.01 per share, representing the Company’s share of a gain recorded in the second quarter by an unconsolidated joint venture.
(2)	2009 includes $199,000 representing the Company’s share of an impairment recorded in the third quarter by an unconsolidated joint venture.

FFO for the fourth quarter of 2009 was $31.7 million, or $0.42 per diluted share, compared to $13.2 million, or $0.19 per diluted share, for the fourth quarter of 2008. For full year 2009, FFO was $175.0 million, or $2.43 per diluted share, compared to FFO of $143.5 million, or $2.26 per diluted share, for full year 2008.

FFO in 2009 and 2008 included charges related to impairments on depreciable assets and gains on debt extinguishments. Excluding these impairment charges and gains, FFO for full year 2009 and 2008 would have been $2.61 and $2.77, respectively.

Fourth Quarter and Full Year 2009 Operating Highlights

•

First and second generation leasing activity in the fourth quarter was approximately 1.3 million square feet and included 796,000 square feet of office space. For the full year, the Company leased approximately 4.6 million square feet of first and second generation space.

•

In the fourth quarter, average in-place cash rental rates across the Company’s total portfolio and office portfolio increased 2.0% and 2.2%, respectively, compared to the same period in 2008. Since the fourth quarter of 2005, average in-place cash rental rates across the Company’s total portfolio and office portfolio have increased 16.9% and 17.3%, respectively.

Highwoods Properties

•

Two long-term government leases were signed in the fourth quarter, including a 226,000 square foot renewal and 54,000 square foot expansion at Century Center in Atlanta with the Georgia Department of Revenue and a 68,000 square foot lease in Raleigh for the Social Security Administration. The following table illustrates the impact of these two government leases on a number of fourth quarter office leasing statistics:

	As Reported	Excluding Two Government Leases
Cash Rent Growth	-11.4%	-4.9%
GAAP Rent Growth	-4.2%	4.6%
Tenant Improvements psf over Lease Term	$13.54	$8.39
Lease Term (years)	7.6	4.7

•

Fourth quarter dispositions totaled $20 million and consisted of two small retail properties in the Triad and two non-core office buildings. The office buildings were, on average, 26 years old and 100% occupied.

Funds from Operations Outlook

For 2010, the Company expects FFO per diluted share to be in the range of $2.31 to $2.49. This estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating and general and administrative expenses, interest rates, gains from land and condominium sales and development deliveries. It does not include any effects related to the timing and amount of potential acquisitions and dispositions. FFO guidance also excludes any gains or impairments associated with depreciable properties or joint venture interests, as well as unusual charges or credits that may occur during the year. FFO guidance is based on 75.6 million diluted shares outstanding in 2010. Factors that could cause actual 2010 FFO results to differ materially from Highwoods’ current expectations are discussed below and are also detailed in the Company’s 2008 Annual Report on Form 10-K and subsequent SEC reports.

Management’s outlook for 2010 is based on the following assumptions:

	Low	High
Year End Occupancy	87.0%	89.0%
Total Cash NOI Growth from Continuing Operations	0%	1.0%
Same Property Cash NOI Growth	-3.5%	-2.5%
Straight Line Rental Income	$5.0M	$7.5M
G&A Expenses	$32.0M	$34.0M
Lease Termination Income	$1.0M	$3.0M
Gains from Land and Residential Condominium Sales	$0.5M	$1.0M
Dispositions	$50M	$150M
Acquisitions	$50M	$200M
Development Starts	$0M	$50M

Highwoods Properties

Supplemental Information

A copy of the Company’s fourth quarter 2009 Supplemental Information that includes financial, leasing and operational statistics is available in the “Investor Relations/Quarterly Earnings” section of the Company’s Web site at www.highwoods.com. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1529/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call

On Thursday, February 11, at 11:00 a.m. Eastern time, Highwoods will host a teleconference call to discuss the matters outlined in this press release. For US/Canada callers, dial (800) 920-2191. A live, listen-only Web cast can be accessed through the Company’s Web site at www.highwoods.com under the “Investor Relations” section.

A replay of the call will be available on the Investor Relations section of Highwoods Web site at www.highwoods.com.

Planned Dates for Financial Releases and Conference Calls in 2010

The Company has set the following dates and times it currently plans to release its unaudited financial results in 2010. Quarterly financial press releases will be distributed after the market close and the conference calls will begin at 11:00 a.m. Eastern time.

	Release Date	Conference Call
First Quarter Results	Wednesday, April 28	Thursday, April 29
Second Quarter Results	Wednesday, July 28	Thursday, July 29
Third Quarter Results	Thursday, October 28	Friday, October 29

Non-GAAP Information

Funds from Operations (“FFO”): We believe that FFO and FFO per share are beneficial to management and investors and are important indicators of the performance of any equity REIT. Because FFO and FFO per share calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets, which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates, they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient on a stand-alone basis. As a result, management believes that the use of FFO and FFO per share, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing and investing activities.

Highwoods Properties

FFO and FFO per share are non-GAAP financial measures and therefore do not represent net income or net income per share as defined by GAAP. Net income and net income per share as defined by GAAP are the most relevant measures in determining our operating performance because FFO and FFO per share include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit. Accordingly, FFO and FFO per share should never be considered as alternatives to net income or net income per share as indicators of our operating performance.

Our presentation of FFO is consistent with FFO as defined by NAREIT, which is calculated as follows:

•	Net income (loss) computed in accordance with GAAP;
•	Less dividends to holders of preferred stock and less excess of preferred stock redemption cost over carrying value;
•	Less net income attributable to non-controlling interests;
•	Plus depreciation and amortization of real estate assets;
•	Less gains, or plus losses, from sales of depreciable operating properties (but excluding impairment losses) and excluding items that are classified as extraordinary items under GAAP;
•	Plus or minus adjustments for unconsolidated partnerships and joint ventures (to reflect FFO on the same basis); and
•	Plus or minus adjustments for depreciation and amortization and gains/(losses) on sales and non-controlling interest related to discontinued operations.

In calculating FFO, the Company adds back net income attributable to non-controlling interests in its operating partnership, which we believe is consistent with standard industry practice for REITs that operate through an UPREIT structure. The Company believes that it is important to present FFO on an as-converted basis since all of the operating partnership units not owned by the Company are redeemable on a one-for-one basis for shares of the Company’s common stock. The Company’s FFO calculations are reconciled to net income in a table included with this release.

Net operating income from continuing operations (“NOI”): The Company defines NOI as “Rental and other revenues” from continuing operations less “Rental property and other expenses” from continuing operations. Management believes that NOI is a useful supplemental measure of the Company’s property operating performance because it provides a performance measure of the revenues and expenses directly involved in owning real estate assets, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies to calculate NOI and accordingly the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to “Income/(loss) before disposition of property and condominiums and equity in earnings of unconsolidated affiliates” and to “Rental and other revenues” and “Rental property and other expenses” in a table included with this release.

Same property NOI from continuing operations: The Company defines same property NOI as NOI for the Company’s in-service properties included in continuing operations that were wholly-owned during the entirety of the periods presented (from January 1, 2008 to December 31, 2009). The Company’s same property NOI calculations are reconciled to NOI in a table included with this release.

Highwoods Properties

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. At December 31, 2009, the Company owned or had an interest in 377 in-service office, industrial and retail properties encompassing approximately 35.5 million square feet. Highwoods also owned 581 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Missouri, Mississippi, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as expected 2010 financial and operational results and the related assumptions underlying our expected results, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intend” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods’ current expectations include, among others, the following: the financial condition of our customers could deteriorate; development activity by our competitors in our existing markets could result in excessive supply of properties relative to customer demand; development, acquisition, reinvestment, disposition or joint venture projects may not be completed as quickly or on as favorable terms as anticipated; we may not be able to lease or re-lease second generation space quickly or on as favorable terms as old leases; our Southeastern and Midwestern markets may suffer declines in economic growth; we may not be able to lease our newly constructed buildings as quickly or on as favorable terms as originally anticipated; unanticipated increases in interest rates could increase our debt service costs; we may not be able to meet our liquidity requirements or obtain capital on favorable terms to fund our working capital needs and growth initiatives or to repay or refinance outstanding debt upon maturity; the Company could lose key executive officers; and others detailed in the Company’s 2008 Annual Report on Form 10-K and subsequent SEC reports.

Tables Follow

Highwoods Properties, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Rental and other revenues	$113,669	$114,379	$454,026	$450,291

Operating expenses:
Rental property and other expenses	41,319	43,085	164,255	161,852
Depreciation and amortization	32,686	32,351	131,048	124,673
Impairment of assets held for use	13,518	32,846	13,518	32,846
General and administrative	9,396	8,681	36,682	38,043

Total operating expenses	96,919	116,963	345,503	357,414
Interest expenses:
Contractual	21,457	23,055	81,982	92,858
Amortization of deferred financing costs	782	678	2,760	2,716
Financing obligations	(21)	631	2,130	2,918

	22,218	24,364	86,872	98,492
Other income:
Interest and other income	1,648	419	8,263	3,825
Gains on debt extinguishments	—	—	1,287	—

	1,648	419	9,550	3,825

Income/(loss) from continuing operations before disposition of property and condominiums and equity in earnings of unconsolidated affiliates	(3,820)	(26,529)	31,201	(1,790)
Net gains/(losses) on disposition of property	19	(1,071)	266	781
Gains on for sale residential condominiums	99	5,617	922	5,617
Equity in earnings of unconsolidated affiliates	1,577	1,155	5,421	5,878

Income/(loss) from continuing operations	(2,125)	(20,828)	37,810	10,486
Discontinued operations:
Income from discontinued operations	145	1,372	2,418	6,639
Net gains on disposition of discontinued operations	827	6,595	21,466	18,485

	972	7,967	23,884	25,124

Net income/(loss)	(1,153)	(12,861)	61,694	35,610
Net (income)/loss attributable to noncontrolling interests in the Operating Partnership	142	967	(3,197)	(1,577)
Net (income)/loss attributable to noncontrolling interests in consolidated affiliates	147	(1,451)	(11)	(2,041)
Dividends on preferred stock	(1,677)	(1,677)	(6,708)	(9,804)
Excess of preferred stock redemption/repurchase cost over carrying value	—	—	—	(108)

Net income/(loss) available for common stockholders	$(2,541)	$(15,022)	$51,778	$22,080

Earnings per common share - basic:
Income/(loss) from continuing operations available for common stockholders	$(0.05)	$(0.36)	$0.43	$(0.03)
Income from discontinued operations available for common stockholders	0.01	0.12	0.33	0.40

Net income/(loss) available for common stockholders	$(0.04)	$(0.24)	$0.76	$0.37

Weighted average common shares outstanding - basic	71,115	63,563	67,971	59,320

Earnings per common share - diluted:
Income/(loss) from continuing operations available for common stockholders	$(0.05)	$(0.36)	$0.43	$(0.03)
Income from discontinued operations available for common stockholders	0.01	0.12	0.33	0.40

Net income/(loss) available for common stockholders	$(0.04)	$(0.24)	$0.76	$0.37

Weighted average common shares outstanding - diluted	71,115	63,563	72,079	59,320

Net income available for common stockholders:
Income/(loss) from continuing operations available for common stockholders	$(3,462)	$(22,509)	$29,282	$(1,459)
Income from discontinued operations available for common stockholders	921	7,487	22,496	23,539

Net income/(loss) available for common stockholders	$(2,541)	$(15,022)	$51,778	$22,080

Highwoods Properties, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	December 31,	December 31,
	2009	2008
Assets:
Real estate assets, at cost:
Land	$350,537	$352,005
Buildings and tenant improvements	2,880,632	2,815,967
Development in process	—	61,938
Land held for development	104,148	98,946

	3,335,317	3,328,856
Less-accumulated depreciation	(781,073)	(712,837)

Net real estate assets	2,554,244	2,616,019
For sale residential condominiums	12,933	24,284
Real estate and other assets, net, held for sale	5,031	5,096
Cash and cash equivalents	23,699	13,757
Restricted cash	6,841	2,258
Accounts receivable, net of allowance of $2,810 and $1,281, respectively	21,069	23,687
Notes receivable, net of allowance of $698 and $459, respectively	3,143	3,602
Accrued straight-line rents receivable, net of allowance of $2,443 and $2,082, respectively	82,600	79,706
Investment in unconsolidated affiliates	66,077	67,723
Deferred financing and leasing costs, net of accumulated amortization of $52,129 and $52,494, respectively	73,517	72,992
Prepaid expenses and other	37,947	37,046

Total Assets	$2,887,101	$2,946,170

Liabilities, Noncontrolling Interests in the Operating Partnership and Equity:
Mortgages and notes payable	$1,469,155	$1,604,685
Accounts payable, accrued expenses and other liabilities	117,328	135,609
Financing obligations	37,706	34,174

Total Liabilities	1,624,189	1,774,468
Noncontrolling interests in the Operating Partnership	129,769	111,278
Equity:
Preferred stock	81,592	81,592
Common stock	713	636
Additional paid-in capital	1,751,398	1,616,093
Distributions in excess of net earnings	(701,932)	(639,281)
Accumulated other comprehensive loss	(3,811)	(4,792)

Total Stockholders’ Equity	1,127,960	1,054,248
Noncontrolling interests in consolidated affiliates	5,183	6,176

Total Equity	1,133,143	1,060,424

Total Liabilities, Noncontrolling Interests in the Operating Partnership and Equity	$2,887,101	$2,946,170

Highwoods Properties, Inc.

Funds from Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Funds from operations:
Net income/(loss)	$(1,153)	$(12,861)	$61,694	$35,610
Net (income)/loss attributable to noncontrolling interests in the Operating Partnership	142	967	(3,197)	(1,577)
Net (income)/loss attributable to noncontrolling interests in consolidated affiliates	147	(1,451)	(11)	(2,041)
Dividends on preferred stock	(1,677)	(1,677)	(6,708)	(9,804)
Excess of preferred stock redemption/repurchase cost over carrying value	—	—	—	(108)

Net income/(loss) available for common stockholders	(2,541)	(15,022)	51,778	22,080
Add/(deduct):
Depreciation and amortization of real estate assets	32,228	31,878	129,150	122,728
(Gains) on disposition of depreciable properties	(19)	(90)	(127)	(126)
Net (income)/loss attributable to noncontrolling interests in the Operating Partnership	(142)	(967)	3,197	1,577
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	3,014	3,285	12,839	12,751
(Gains) on disposition of depreciable properties	—	—	(781)	—
Discontinued operations:
Depreciation and amortization of real estate assets	(2)	677	835	2,947
(Gains) on disposition of depreciable properties	(827)	(6,595)	(21,843)	(18,485)

Funds from operations	$31,711	$13,166	$175,048	$143,472

Funds from operations per share - diluted:
Net income/(loss) available for common stockholders	$(0.04)	$(0.24)	$0.76	$0.37
Add/(deduct):
Depreciation and amortization of real estate assets	0.43	0.47	1.79	1.93
(Gains) on disposition of depreciable properties	—	—	—	—
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	0.04	0.05	0.18	0.20
(Gains) on disposition of depreciable properties	—	—	(0.01)	—
Discontinued operations:
Depreciation and amortization of real estate assets	—	0.01	0.01	0.05
(Gains) on disposition of depreciable properties	(0.01)	(0.10)	(0.30)	(0.29)

Funds from operations per share - diluted	$0.42	$0.19	$2.43	$2.26

Weighted average shares outstanding - diluted	75,263	67,568	72,079	63,492

Highwoods Properties, Inc.

Net Operating Income Reconcilation

(Unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Income/(loss) before disposition of property and condominiums and equity in earnings of unconsolidated affiliates	$(3,820)	$(26,529)	$31,201	$(1,790)
Other income/(expense)	(1,648)	(419)	(9,550)	(3,825)
Interest expense	22,218	24,364	86,872	98,492
General and administrative expense	9,396	8,681	36,682	38,043
Impairment of assets held for use	13,518	32,846	13,518	32,846
Depreciation and amortization expense	32,686	32,351	131,048	124,673

Net operating income from continuing operations	72,350	71,294	289,771	288,439

Less - non same property and other net operating income	8,805	6,245	31,966	19,382

Total same property net operating income from continuing operations	$63,545	$65,049	$257,805	$269,057

Rental and other revenues	$113,669	$114,379	$454,026	$450,291
Rental property and other expenses	41,319	43,085	164,255	161,852

Total net operating income from continuing operations	72,350	71,294	289,771	288,439

Less - non same property and other net operating income	8,805	6,245	31,966	19,382

Total same property net operating income from continuing operations	$63,545	$65,049	$257,805	$269,057